Exhibit 99.2

AMENDMENTS TO

BANK FIRST NATIONAL CORPORATION

2011 EQUITY PLAN

Effective February 19, 2019, the Bank First National Corporation 2011 Equity Plan is hereby amended as follows:

1.       The definition of “Fair Market Value” in Article II is amended in its entirety to read as follows:

Fair Market Value means, as of any specified date, an amount equal to the mean between the reported high and low prices of Company Stock on the NASDAQ Capital Market on the specified date or, if no shares of Company Stock have been traded on any such dates, the mean between the reported high and low prices of Company Stock on the NASDAQ Capital Market as reported on the first day prior thereto on which shares of Company Stock were so traded. If shares of Company Stock are no longer traded on the NASDAQ Capital Market, Fair Market Value shall be determined in good faith by the Committee using other reasonable means. The definition of “Fair Market Value” shall be determined in a manner consistent with Section 409A, where necessary to avoid the application of Section 409A to any Award granted hereunder. For periods prior to October 23, 2018, the references to the NASDAQ Capital Market shall be deemed to refer to the OTCBB.

2.       Article IX is amended in its entirety to read as follows:

ARTICLE IX

CHANGE OF CONTROL OF THE COMPANY

9.1       With respect to Awards granted prior to February 19, 2019, upon the Company’s Change of Control, as defined in Treasury Regulation Section 1.409A-3(i)(5) (“Change of Control”), a Participant’s rights to such Awards shall be immediately vested and paid to the Participant.

9.2       With respect to Awards granted on or after February 19, 2019, the following provisions shall apply.

(a)       Unless otherwise provided in an Award Statement or as determined by the Committee, and notwithstanding any provision of this Plan to the contrary, if an event constituting a Change of Control of the Company occurs and a Participant either terminates employment for Good Reason or is involuntarily terminated by the Company without Cause after the Change of Control:

(1)	outstanding SARs awarded to the Participant that are not yet fully exercisable shall immediately become exercisable in full, and the Participant shall receive an amount in cash for each such SAR equal to the Fair Market Value of one share of Company Stock on the date of termination of employment over (ii) the Fair Market Value of one share of Company Stock on the date of grant. Such payment shall be made on the earlier of (i) the first day of the seventh month following the date of the Participant’s termination of employment, or (ii) the date of the Participant’s death;

(2)	the transferability provisions and the forfeitability provisions relating to Restricted Stock shall immediately cease to apply;

(3)	Performance Unit Awards granted hereunder shall immediately vest and a cash payment shall be made as if the target Performance Goals had been fully achieved. Such payment shall be made on the earlier of (i) the first day of the seventh month following the date of the Participant’s termination of employment, or (ii) the date of the Participant’s death’ and

b.       Non-Waiver. The Participant’s continued employment with the Company, for whatever duration, following a Change of Control of the Company shall not constitute a waiver of his or her rights with respect to this Article IX. The Participant’s right to terminate his or her employment pursuant to this Section 9.2 shall not be affected by his or her incapacity due to physical or mental illness.

c.       Definitions and Additional Rules. For purposes of this Article IX:

(1)	“Good Reason” shall mean, without the Participant’s written consent, the occurrence after a Change of Control of the Company of any one or more of the following:

(A)	the assignment to the Participant of duties, responsibilities or status that constitute a material diminution in the Participant’s duties, responsibilities or status or a material reduction or alteration in the nature or status of the Participant’s duties and responsibilities;

(B)	a material reduction by the Company in the Participant’s annual base salary as in effect immediately prior to the Change of Control of the Company or as the same shall be increased after the Change of Control of the Company;

(C)	a material change in the geographic location at which the Participant must provide services; or

(D)	a material reduction in the budget over which the Participant retains authority.

(2)	To constitute a termination for Good Reason hereunder:

(A)	Termination of employment must occur within two years following the initial existence of a condition that would constitute Good Reason hereunder; and

(B)	The Participant must provide notice to the Company of the existence of a condition that would constitute Good Reason within 90 days following the initial existence of such condition. The Company shall be provided a provided a period of 30 days following such notice during which it may remedy the condition. If the condition is remedied, the Participant’s subsequent voluntary termination of employment shall not constitute termination for Good Reason based upon the prior existence of such condition.